NEWS RELEASE
FOR IMMEDIATE RELEASE
April 29, 2020
CAPITOL FEDERAL FINANCIAL, INC.®
REPORTS SECOND QUARTER FISCAL YEAR 2020 RESULTS

Topeka, KS - Capitol Federal Financial, Inc.® (NASDAQ: CFFN) (the "Company"), the parent company of Capitol Federal Savings Bank (the "Bank"), announced results today for the quarter ended March 31, 2020. Detailed results will be available in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which will be filed with the Securities and Exchange Commission ("SEC") on or about May 8, 2020 and posted on our website, http://ir.capfed.com. For best viewing results, please view this release in Portable Document Format (PDF) on our website.

Highlights for the quarter include:

•	net income of $4.3 million;

•	provision for credit losses of $22.1 million reflecting the deterioration of economic conditions due to the Coronavirus Disease 2019 ("COVID-19") pandemic;

•	basic and diluted earnings per share of $0.03;

•	net interest margin of 2.19%;

•	annualized loan growth of 3.7%;

•	annualized deposit growth of 13.5% due mainly to a successful President's Day certificate of deposit campaign during February 2020;

•	paid dividends of $11.7 million, or $0.085 per share; and

•	on April 21, 2020, announced a cash dividend of $0.085 per share, payable on May 15, 2020 to stockholders of record as of the close of business on May 1, 2020.

Response to and Impact of the COVID-19 Pandemic

During the current quarter, the COVID-19 pandemic had a significant impact on our customers, employees, business operations and financial results. Management's actions related to COVID-19 and the impact of COVID-19 on certain aspects of the Company's business and financial results are summarized below.

Customer, employee, and community health precautions - In response to the rapidly evolving COVID-19 pandemic, the Company focused first on the well-being of its people, customers and communities. Preventative health measures were put in place including elimination of business-related travel, implementing mandatory work from home for all employees able to do so, social distancing precautions for all employees in the office, adjusting branch banking hours and operational measures to promote social distancing when customers do visit branches, and preventative cleaning at offices and branches. The Company also focused on business continuity measures, including activating its Crisis Management Team to put into action our business continuity plan, monitoring potential business interruptions, making further improvements to our technology allowing employees to work from home, and conducting regular discussions with our technology vendors.

Lobby services have been changed to appointment only while drive-through, mobile, and online banking have become the Bank's primary channels of serving customers. Retail loan closings have been conducted with customers coming to our drive-through facilities and commercial loans are closed in person only when necessary. All employees continue to be paid their regular salary and receive full benefits.

Loan modification programs - In late March 2020, the Bank announced loan modification programs to support and provide relief for its borrowers during the COVID-19 pandemic. Generally, loan modifications under these programs ("COVID-19 loan modifications") for one- to four-family loans and consumer loans consist of a three-month payment forbearance, with the deferred principal, interest, and escrow added to the loan payoff amount.  COVID-19 loan modifications of commercial loans mainly consist of a six-month interest-only payment period. The COVID-19 loan modifications are not considered troubled debt restructurings per current accounting principles generally accepted in the United States of America ("GAAP").

As of April 22, 2020, the Bank had processed COVID-19 loan modifications for 254 one- to four-family loans totaling $62.7 million, for which the borrowers had a weighted average credit score of 729, and 90 consumer loans totaling $2.4 million.  As of April 22, 2020, 289 additional COVID-19 loan modification agreements had been sent to one- to four-family borrowers but were still pending.  The pending COVID-19 loan modifications had a total balance of $56.0 million and a weighted average credit score of 729.

As of April 22, 2020, the Bank had processed 102 COVID-19 loan modifications of commercial loans totaling $115.6 million, and were in the process of modifying an additional 79 commercial loans totaling $157.0 million.

Small Business Administration ("SBA") Payroll Protection Program ("PPP") loans - The PPP authorized up to $349 billion in forgivable loans to small businesses to pay their employees during the first eight weeks after receiving their loan proceeds with loan payments deferred for six months and the final balance due 24 months after funding, subject to potential debt forgiveness. These loans are fully guaranteed by the SBA. The PPP application process started April 3, 2020 and the full $349 billion was exhausted on April 16, 2020. The Bank processed 338 applications for PPP loans totaling $33.7 million, of which $29.6 million had been funded as of April 22, 2020. The origination fees associated with the PPP loans processed by the Bank are expected to be $1.4 million. Based on discussions with borrowers, we anticipate that more than 75% of the balances of these loans will be forgiven after eight weeks from the funding date. On April 24, 2020, new COVID-19 aid legislation was enacted which included more than $320 billion in additional PPP loan funding. The Bank continues to accept applications for PPP loans.

Provision for credit losses and allowance for credit losses - As a result of the deterioration of economic conditions due to the COVID-19 pandemic, the Bank recorded a provision for credit losses of $22.1 million during the current quarter. The provision for credit losses increased the allowance for credit losses ("ACL") to $31.2 million at March 31, 2020 resulting in an ACL to loans receivable ratio of 0.42% compared to 0.13% at December 31, 2019. The ACL to loans receivable ratio for one- to four-family loans was 0.16% at March 31, 2020 compared to 0.06% at December 31, 2019 and the ACL to loans receivable ratio for commercial loans was 2.63% at March 31, 2020 compared to 0.72% at December 31, 2019. See additional discussion regarding the Bank's ACL and loan portfolio composition in the Financial Condition section below.

Suspension of correspondent loan activity - In an effort to manage the influx of refinance requests from current customers during the initial days of the COVID-19 pandemic, the Bank suspended its purchase of correspondent one- to four-family loans. Correspondent applications and commitments in the pipeline at the time of the suspension continue to progress through the approval and funding process.

Capital, liquidity, and dividends - Management performed stress test scenarios during April 2020. Based on the Company's existing capital levels, conservative loan underwriting policies, loan concentration, and geographical diversification, no liquidity or capital concerns were identified as a result of the stress tests. Management anticipates being able to manage the economic risks and uncertainties associated with the COVID-19 pandemic and remain well capitalized with sufficient liquidity to serve our customers. With earnings of $0.19 per share, year-to-date, and a cash balance at the holding company level of $101.0 million, the Company has the resources to continue to pay its regular quarterly dividend of $0.085 per share for the foreseeable future. Given the current state of economic uncertainty and how that may play out with the credit risk exposure in the Bank’s loan portfolio, the Company has elected to defer the annual True Blue dividend in June and not ask for authorization to move capital from the Bank to the Company to pay that dividend. It is expected that this will be reconsidered at some point in the future. It is management’s intent to pay this dividend when economic conditions are more certain. It remains the Company's intent to pay out 100% of its earnings.

Comparison of Operating Results for the Three Months Ended March 31, 2020 and December 31, 2019

For the quarter ended March 31, 2020, the Company recognized net income of $4.3 million, or $0.03 per share, compared to net income of $22.5 million, or $0.16 per share, for the quarter ended December 31, 2019. The decrease was due primarily to recording a $22.1 million provision for credit losses during the current quarter. The net interest margin increased one basis point, from 2.18% for the prior quarter to 2.19% for the current quarter. The increase in the net interest margin was due mainly to a decrease in the cost of borrowings compared to the prior quarter.

Markets responded to the COVID-19 pandemic with a dramatic lowering of interest rates in a short period of time. However, while liability costs decreased mortgage rates did not, primarily due to a rapid and unexpected increase in refinance activity. The Bank was able to restructure the cost of $350.0 million of its Federal Home Loan Bank Topeka ("FHLB") advances by lowering their cost 72 bps, which reduced our interest expense on those advances immediately and primarily led to the stability in our net interest margin. Given current levels of yields on new loans and the amount of one- to four-family refinances and endorsements of terms to lower current market rates, the yield on the total loan portfolio is likely to continue to decrease. Additionally, yields on new securities are lower than the portfolio yield. While the Bank had begun to lower deposit rates in February, by late March and into the month of April, the Bank was able to lower deposit rates further in response to the changes in market rates and competition. Considering the drastic changes in market rates and the continued economic uncertainty, it is likely that with the changes the Bank has made to its cost of funding, if the rates on mortgage loans are reduced as capacity constraints are lessened in the mortgage origination market, our net interest margin should remain stable with some downside risk as a result of prepayments and premium amortization on correspondent loans.
Interest and Dividend Income
The weighted average yield on total interest-earning assets decreased three basis points, from 3.58% for the prior quarter to 3.55% for the current quarter, and the average balance of interest-earning assets decreased $31.7 million between the two periods. The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2020	2019	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$69,613	$69,914	$(301)	(0.4)%
Mortgage-backed securities ("MBS")	5,866	6,102	(236)	(3.9)
FHLB stock	1,714	1,826	(112)	(6.1)
Investment securities	1,382	1,507	(125)	(8.3)
Cash and cash equivalents	380	687	(307)	(44.7)
Total interest and dividend income	$78,955	$80,036	$(1,081)	(1.4)

The weighted average yield on the loans receivable portfolio decreased three basis points, from 3.75% for the prior quarter to 3.72% for the current quarter, due mainly to a reduction in deferred fee recognition related to commercial loan payoff activity, as well as the origination and purchase of new loans at market rates lower than the existing portfolio. The decrease in interest income on the MBS portfolio was due primarily to a six basis point decrease in the weighted average yield on the portfolio to 2.55% for the current quarter. The decrease in the weighted average yield was due primarily to the purchase of MBS at market rates lower than the existing portfolio. The decrease in interest income on cash and cash equivalents was due mainly to a decrease in the average balance of operating cash.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities decreased four basis points, from 1.59% for the prior quarter to 1.55% for the current quarter, while the average balance of interest-bearing liabilities increased $37.9 million between the two periods. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2020	2019	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$17,804	$17,962	$(158)	(0.9)%
Borrowings	12,483	13,377	(894)	(6.7)
Total interest expense	$30,287	$31,339	$(1,052)	(3.4)

The decrease in interest expense on borrowings was due primarily to the replacement of certain FHLB advances to lower market rates late in the December 31, 2019 quarter and during the current quarter. During the current quarter, the Bank prepaid fixed-rate FHLB advances scheduled to mature in the next year totaling $350.0 million with a weighted average rate of 2.42%, and replaced these advances with $350.0 million of fixed-rate FHLB advances with a weighted average term of 4.7 years and a weighted average effective rate of 1.70%, which includes the impact of deferred prepayment penalties being recognized over the life of the new advances.

Provision for Credit Losses
The Bank recorded a provision for credit losses during the current quarter of $22.1 million, compared to a provision for credit losses during the prior quarter of $225 thousand. The $22.1 million provision for credit losses in the current quarter was in recognition of the deterioration of economic conditions as a result of the COVID-19 pandemic. The provision for credit losses during the current quarter increased the ACL to $31.2 million at March 31, 2020 resulting in an ACL to loans receivable ratio of 0.42%, compared to $9.4 million of ACL at December 31, 2019 and an ACL to loans receivable ratio of 0.13%. See additional discussion regarding the composition of the Bank's loan portfolio at March 31, 2020 in the Financial Condition sections below.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2020	2019	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$2,783	$3,062	$(279)	(9.1)%
Insurance commissions	400	691	(291)	(42.1)
Other non-interest income	1,488	1,751	(263)	(15.0)
Total non-interest income	$4,671	$5,504	$(833)	(15.1)

The decrease in deposit service fees was due mainly to a decrease in debit card income resulting from a reduction in transaction volume related to the seasonality of such activity, as well as a decrease in service charge income.  The decrease in insurance commissions was due primarily to the receipt of annual contingent insurance commissions and adjustments to the related accruals. Contingent insurance commissions are performance-based incentives based on certain criteria established by the insurance carriers. Contingent insurance commissions are accrued based on management's expectations and are adjusted when the funds are received. The decrease in other non-interest income was due mainly to the receipt of a bank-owned life insurance ("BOLI") death benefit during the prior quarter, and no such benefit during the current quarter.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2020	2019	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$13,235	$13,471	$(236)	(1.8)%
Information technology and related expense	4,268	4,141	127	3.1
Occupancy, net	3,449	3,207	242	7.5
Advertising and promotional	1,359	1,410	(51)	(3.6)
Regulatory and outside services	1,297	1,343	(46)	(3.4)
Deposit and loan transaction costs	678	711	(33)	(4.6)
Office supplies and related expense	592	519	73	14.1
Other non-interest expense	1,286	1,698	(412)	(24.3)
Total non-interest expense	$26,164	$26,500	$(336)	(1.3)

The decrease in salaries and employee benefits expense was due mainly to a decrease in loan commissions. The decrease in other non-interest expense was due primarily to the prior quarter including a write-down of an other real estate owned ("OREO") property. This property was sold during the prior quarter.

The Company's efficiency ratio was 49.05% for the current quarter compared to 48.89% for the prior quarter. The change in the efficiency ratio was due primarily to lower non-interest income in the current quarter compared to the prior quarter. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A lower value indicates that the financial institution is generating revenue with a proportionally lower level of expense.

Income Tax Expense
Income tax expense was $824 thousand for the current quarter, compared to $5.0 million for the prior quarter. The effective tax rate was 16.2% for the current quarter compared to 18.1% for the prior quarter. The effective tax rate was lower in the current quarter due primarily to lower pretax income due mainly to the provision for credit losses in the current quarter. The decrease in pretax income resulted in the Company’s permanent differences having a proportionately larger impact on the effective tax rate. Management anticipates the effective income tax rate for the remainder of fiscal year 2020 will be approximately 21% each quarter, resulting in an effective tax rate of approximately 20% for fiscal year 2020.

Comparison of Operating Results for the Six Months Ended March 31, 2020 and 2019

The Company recognized net income of $26.8 million, or $0.19 per share, for the six-month period ended March 31, 2020 compared to net income of $48.9 million, or $0.36 per share, for the six-month period ended March 31, 2019. The decrease in net income was due primarily to a $22.3 million provision for credit losses during the current period.

Net interest income decreased $7.5 million, or 7.2%, from the prior year period to $97.4 million for the current year period. The net interest margin decreased 11 basis points, from 2.30% for the prior year period to 2.19% for the current year period. The leverage strategy was suspended at certain times during the prior year period and during all of the current year period due to the negative interest rate spreads between the related FHLB borrowings and cash held at the Federal Reserve Bank of Kansas City ("FRB of Kansas City"), making the transaction unprofitable. See additional discussion regarding the leverage strategy in the Financial Condition section below. When the leverage strategy is in place, it reduces the net interest margin due to the amount of earnings from the transaction in comparison to the size of the transaction. Excluding the effects of the leverage strategy, the net interest margin would have decreased 14 basis points, from 2.33% for the prior year period to 2.19% for the current year period. The decrease in the net interest margin, excluding the effects of the leverage strategy, was due mainly to an increase in the cost of retail/business certificates of deposit, as well as a decrease in the loan portfolio yield.

Interest and Dividend Income
The weighted average yield on total interest-earning assets decreased four basis points, from 3.60% for the prior year period to 3.56% for the current year period, and the average balance of interest-earning assets decreased $221.2 million. Absent the impact of the leverage strategy, the weighted average yield on total interest-earning assets would have decreased six basis points, from 3.62% for the prior year period to 3.56% for the current year period, and the average balance of interest-earning assets would have decreased $105.8 million. The decrease in the weighted average yield between periods was due primarily to a decrease in the loan portfolio yield discussed below. The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2020	2019	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$139,527	$142,429	$(2,902)	(2.0)%
MBS	11,968	12,824	(856)	(6.7)
FHLB stock	3,540	3,802	(262)	(6.9)
Investment securities	2,889	2,946	(57)	(1.9)
Cash and cash equivalents	1,067	2,457	(1,390)	(56.6)
Total interest and dividend income	$158,991	$164,458	$(5,467)	(3.3)

The decrease in interest income on loans receivable was due mainly to a decrease in yield resulting from an increase in the amortization of premiums related to correspondent loan payoff and endorsement activity. This was partially offset by a shift in the mix of the loan portfolio, as the average balance of lower-yielding one- to four-family loans decreased $201.6 million, or 3.0%, partially offset by a $128.6 million, or 20%, increase in the average balance of higher-yielding commercial loans. The weighted average yield on the loans receivable portfolio decreased four basis points, from 3.77% for the prior year period to 3.73% for the current year period.

The decrease in interest income on the MBS portfolio was due primarily to a $57.1 million, or 5.8%, decrease in the average balance of the portfolio. The decrease in dividend income on FHLB stock and the decrease in interest income on cash and cash equivalents were due primarily to the leverage strategy being in place for a portion of the prior year period and not being in place during the current period. See additional discussion regarding the leverage strategy in the Financial Condition section below.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities increased eight basis points, from 1.49% for the prior year period to 1.57% for the current year period, while the average balance of interest-bearing liabilities decreased $155.4 million. Absent the impact of the leverage strategy, the weighted average rate paid on total interest-bearing liabilities would have increased nine basis points, from 1.48% for the prior year period to 1.57% for the current year period, while the average balance of interest-bearing liabilities would have decreased $40.0 million. The increase in the weighted average rate from the prior year period was due primarily to an increase in the cost of deposits, specifically the retail/business certificate of deposit portfolio. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2020	2019	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$35,766	$31,821	$3,945	12.4%
Borrowings	25,860	27,739	(1,879)	(6.8)
Total interest expense	$61,626	$59,560	$2,066	3.5

The increase in interest expense on deposits was due primarily to an increase in the cost of the retail/business certificate of deposit portfolio. The weighted average rate of the retail/business certificate of deposit portfolio increased 26 basis points, to 2.10% for the current year period, and the average balance increased $190.6 million, or approximately 7%. Late in the third quarter of fiscal year 2019, the Bank increased offered rates on short-term and certain intermediate-term certificates of deposit in an effort to encourage customers to move funds to those terms and during the fourth quarter of fiscal year 2019, the Bank held the unTraditional campaign, resulting in growth in the short-term and certain intermediate-term certificates of deposit.

The borrowings line item in the table above includes interest expense associated and not associated with the leverage strategy. Interest expense on borrowings not related to the leverage strategy decreased $503 thousand from the prior year period due primarily to the redemption of the junior subordinated debentures previously added in the Capital City Bancshares, Inc ("CCB") acquisition. Additionally, interest expense on the FHLB line of credit decreased $454 thousand, largely offset by an increase in the weighted average effective rate paid on FHLB advances between periods. Interest expense on FHLB borrowings associated with the leverage strategy decreased $1.4 million from the prior year period due to the leverage strategy being in place for a portion of the prior year period and not being in place at all during the current year period.

Provision for Credit Losses
The Bank recorded a provision for credit losses during the current period of $22.3 million, compared to no provision for credit losses during the prior year period. The $22.3 million provision for credit losses in the current period was primarily related to the deterioration of economic conditions as a result of COVID-19.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2020	2019	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$5,845	$6,443	$(598)	(9.3)%
Insurance commissions	1,091	1,167	(76)	(6.5)
Other non-interest income	3,239	2,815	424	15.1
Total non-interest income	$10,175	$10,425	$(250)	(2.4)

The decrease in deposit service fees was due mainly to the discontinuation of point-of-sale service charges, which the Bank ceased charging in April 2019. The increase in other non-interest income was due mainly to the receipt of a BOLI death benefit during the current period.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2020	2019	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$26,706	$25,751	$955	3.7%
Information technology and related expense	8,409	8,883	(474)	(5.3)
Occupancy, net	6,656	6,544	112	1.7
Advertising and promotional	2,769	2,150	619	28.8
Regulatory and outside services	2,640	2,822	(182)	(6.4)
Deposit and loan transaction costs	1,389	1,201	188	15.7
Office supplies and related expense	1,111	1,195	(84)	(7.0)
Federal insurance premium	—	1,187	(1,187)	(100.0)
Other non-interest expense	2,984	3,190	(206)	(6.5)
Total non-interest expense	$52,664	$52,923	$(259)	(0.5)

The increase in salaries and employee benefits expense was due primarily to an increase in loan commissions and merit increases. The decrease in information technology and related expense was due mainly to the prior year period including costs related to the integration of CCB operations. The increase in advertising and promotional expense was due to running advertising campaigns in the early part of our fiscal year as we will do less advertising during the various election campaigns in the fall, as well as to the timing of sponsorships. The decrease in the federal insurance premium was due mainly to the Bank receiving an assessment credit from the Federal Deposit Insurance Corporation ("FDIC"). During the prior fiscal year, the Bank began utilizing a credit from the FDIC as a result of the FDIC deposit insurance fund ratio exceeding 1.38%. Pursuant to regulatory guidance, once the insurance fund exceeds 1.38% of insured deposits, deposit insurance assessment credits are allocated to banks with less than $10 billion in assets, to compensate for premiums previously paid that contributed to growth of the fund past 1.15%. These credits fully offset the Bank's premium assessments during the current year period and will continue to offset the Bank's premium assessments as long as the insurance fund ratio remains at or above 1.35% of insured deposits and the Bank still has a remaining assessment credit balance. As of March 31, 2020, the Bank had a remaining assessment credit of approximately $320 thousand. The assessment credit will be fully utilized during the third quarter of fiscal year 2020, so management anticipates recognizing federal insurance premium expense during the next quarter.

Management anticipates that salaries and employee benefits expense in fiscal year 2020 will increase approximately $1.0 million from fiscal year 2019, a decrease from our original estimate of a $4.0 million increase. The reduction in the expense estimate was due primarily to a delay in the implementation of information technology changes pertaining to commercial banking activities and related back office functions, a reduction in commercial lending hiring, along with expense reductions related to the impact of COVID-19, including the postponement of annual merit increases and the deferral of the True Blue dividend and related compensation expense as discussed above.

The Company's efficiency ratio was 48.97% for the current period compared to 45.89% for the prior year period. The change in the efficiency ratio was due to lower net interest income in the current period compared to the prior year period.

Income Tax Expense
Income tax expense was $5.8 million for the current period compared to $13.5 million for the prior year period. The decrease in income tax expense was due primarily to lower pretax income in the current period, as well as a lower effective tax rate. The effective tax rate was 17.8% for the current period compared to 21.6% for the prior year period. The lower effective tax rate in the current period compared to the prior year period was due mainly to the Company's permanent differences having a proportionately larger impact given the lower pretax income in the current year period and a discrete benefit recognized as a result of favorable federal tax guidance that was issued during the current period related to certain BOLI policies added in the CCB acquisition.

Financial Condition as of March 31, 2020
The Federal Reserve, in response to economic risks resulting from COVID-19 responses by businesses, individuals, and government entities, returned to a zero-interest rate policy in March 2020. This was after most broader market rates decreased significantly in response to evolving news about COVID-19. Deteriorating economic conditions include more than 20 million people unemployed in the United States in about one month's time, cuts in consumer spending on almost all categories of purchases except groceries and staples, closure or significantly reduced operations of restaurants, bars, travel, and entertainment and hospitality venues. In our local markets, governments put stay-at-home orders into effect which only allows for essential businesses to remain open. As previously described, we adjusted our operations in response to the orders and have worked with both our retail and commercial customers to help them manage their debt during this period of economic uncertainty as our regulators or The Coronavirus Aid, Relief, and Economic Security ("CARES") Act have allowed. Given the current level of total assets and the economic and interest rate environment, it is unlikely that the total loan portfolio will increase materially during the remainder of fiscal year 2020. We have been responding and expect to continue to respond to local market conditions regarding the loan and deposit rates we offer.

Total assets were $9.37 billion at March 31, 2020, an increase of $134.6 million, or 1.5%, from December 31, 2019, due primarily to increases in the loan portfolio and cash and cash equivalents. The increase in cash and cash equivalents was due mainly to increasing the amount of cash on hand in anticipation of customer cash needs during the COVID-19 pandemic. Total loans were $7.48 billion at March 31, 2020, an increase of $47.6 million, or 0.6%, from December 31, 2019. The increase was primarily in the one- to four-family correspondent loan portfolio and commercial construction portfolio, partially offset by an increase in ACL. During the current quarter, the Bank originated and refinanced $193.6 million of one- to four-family and consumer loans with a weighted average rate of 3.45% and purchased $144.6 million of one- to four-family loans from correspondent lenders with a weighted average rate of 3.40%. The Bank also originated $35.2 million of commercial loans with a weighted average rate of 4.42%.

Total deposits were $5.77 billion at March 31, 2020, an increase of $188.8 million, or 3.4%, from December 31, 2019. Retail/business certificates of deposit increased $108.8 million due primarily to the President's Day certificate of deposit campaign in February 2020, and non-maturity deposits increased $66.7 million. The increase in the retail/business certificates of deposit was primarily in intermediate-term certificates.

Total assets increased $31.2 million, or 0.3% from September 30, 2019 to March 31, 2020, due mainly to loan portfolio growth. Total loans increased $60.1 million from September 30, 2019 to March 31, 2020. The increase was primarily in the originated one- to four-family loan portfolio. During the current year period, the Bank originated and refinanced $450.0 million of one- to four-family and consumer loans with a weighted average rate of 3.49% and purchased $253.1 million of one- to four-family loans from correspondent lenders with a weighted average rate of 3.42%. The Bank also originated $67.6 million of commercial loans with a weighted average rate of 4.65% and entered into commercial real estate loan participations of $28.4 million at a weighted average rate of 4.65%. The commercial loan portfolio totaled $772.7 million at March 31, 2020 and was composed of 76% commercial real estate, 16% commercial construction, and 8% commercial and industrial. Total commercial real estate and commercial construction potential exposure, including undisbursed amounts and outstanding commitments totaling $167.2 million, was $877.7 million at March 31, 2020. Total commercial and industrial potential exposure, including undisbursed amounts and outstanding commitments of $18.8 million, was $80.9 million at March 31, 2020.

Total deposits increased $192.8 million, or 3.5%, from September 30, 2019 to March 31, 2020. Non-maturity deposits increased $138.0 million and retail/business certificates of deposit increased $72.4 million, partially offset by a $17.6 million decrease in public unit certificates of deposit. The increase in retail/business certificates of deposit was primarily in intermediate-term certificates, followed by short-term certificates.

Total borrowings at March 31, 2020 were $2.12 billion, a decrease of $124.1 million, or 5.5%, from September 30, 2019. The decrease was due to repaying the FHLB line of credit balance and not renewing a portion of the FHLB advances that matured during the current year period, partially offset by a $30.0 million draw on the FRB of Kansas City line of credit at March 31, 2020. Management is currently using the FRB of Kansas City line of credit rather than the FHLB line of credit for short-term funding needs as the interest rate on the FRB of Kansas City line of credit is lower than the FHLB line of credit.

Stockholders' equity was $1.29 billion at March 31, 2020 compared to $1.34 billion at September 30, 2019. The $48.5 million decrease was due primarily to the payment of $70.4 million in cash dividends, partially offset by net income of $26.8 million during the current year period. In the long run, management considers a Bank stockholders' equity to total assets ratio of at least 10% an appropriate level of capital. At March 31, 2020, this ratio was 12.2%. The cash dividends paid during the current period totaled $0.51 per share and consisted of a $0.34 per share cash true-up dividend related to fiscal year 2019 earnings per the Company's dividend policy, and two regular quarterly cash dividends totaling $0.17 per share. On April 21, 2020, the Company announced a regular quarterly cash dividend of $0.085 per share, or approximately $11.7 million, payable on May 15, 2020 to stockholders of record as of the close of business on May 1, 2020.

At times, the Bank has utilized a leverage strategy to increase earnings. The leverage strategy involves borrowing up to $2.10 billion either on the Bank's FHLB line of credit or by entering into short-term FHLB advances, depending on the rates offered by FHLB. The borrowings are repaid at quarter end, or earlier if the strategy is suspended. The proceeds from the borrowings, net of the required FHLB stock holdings which yield approximately 7.25% from dividends, are deposited at the FRB of Kansas City. Net income attributable to the leverage strategy is largely derived from the dividends received on FHLB stock holdings, plus the net interest rate spread between the yield on the cash at the FRB of Kansas City and the rate paid on the related FHLB borrowings, less applicable federal insurance premiums and estimated taxes. Net income attributable to the leverage strategy was $14 thousand during the prior year period. The leverage strategy was not in place during the current period, due to the large negative interest rate spread making the strategy unprofitable. Management continues to monitor the net interest rate spread and overall profitability of the strategy. It is expected that the strategy will be reimplemented if it reaches a position that is profitable.

At March 31, 2020, Capitol Federal Financial, Inc., at the holding company level, had $101.0 million on deposit at the Bank. For fiscal year 2020, it is currently the intent of the Board of Directors to continue the payout of 100% of the Company's earnings to the Company's stockholders. Dividend payments depend upon a number of factors including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company.

The Company has authorized the repurchase of up to $70.0 million of its common stock under its stock repurchase plan. Shares may be repurchased from time to time based upon market conditions, available liquidity and other factors. There is no expiration for this repurchase plan and no shares have been repurchased under this repurchase plan.

The following table presents the balance of stockholders' equity and related information as of the dates presented.

	March 31,	September 30,	March 31,
	2020	2019	2019
	(Dollars in thousands)
Stockholders' equity	$1,287,793	$1,336,326	$1,355,983
Equity to total assets at end of period	13.7%	14.3%	14.2%

The following table presents a reconciliation of total to net shares outstanding as of March 31, 2020.

Total shares outstanding	141,512,165
Less unallocated Employee Stock Ownership Plan ("ESOP") shares and unvested restricted stock	(3,500,660)
Net shares outstanding	138,011,505

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a well-capitalized status for the Bank in accordance with regulatory standards. In September 2019, the regulatory agencies, including the Office of the Comptroller of the Currency and Board of Governors of the Federal Reserve System, adopted a final rule, effective January 1, 2020, creating a community bank leverage ratio ("CBLR") for institutions with total consolidated assets of less than $10 billion and that meet other qualifying criteria. The CBLR provides for a simple measure of capital adequacy for qualifying institutions. According to the final rule, qualifying institutions that elect to use the CBLR framework and that maintain a leverage ratio of greater than 9% will be considered to have satisfied the generally applicable risk-based and leverage capital requirements in the regulatory agencies' capital rules and to have met the well-capitalized ratio requirements. In April 2020, the federal bank regulatory agencies announced the issuance of two interim final rules, effective immediately, to provide temporary relief to community banking organizations. Under the interim final rules, the CBLR requirement is a minimum of 8% for the remainder of calendar year 2020, 8.5% for calendar year 2021, and 9% thereafter. The Bank elected the CBLR framework during the current quarter. As of March 31, 2020, the Bank's CBLR was 12.4%, which exceeded the minimum requirement.

The following table presents a reconciliation of the Bank's equity under GAAP to regulatory tier 1 capital as of March 31, 2020 (dollars in thousands):

Total Bank equity as reported under GAAP	$1,145,134
Accumulated Other Comprehensive Income ("AOCI")	21,978
Goodwill and other intangibles, net of associated deferred taxes	(14,478)
Total tier 1 capital	$1,152,634

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 54 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found at the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed herein may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including: potential adverse impacts of the ongoing COVID-19 pandemic and any governmental or societal responses thereto on the economic conditions in the Company's local market areas and other market areas where the Bank has lending relationships, on other aspects of the Company's business operations and on financial markets; changes in policies or the application or interpretation of laws and regulations by regulatory agencies and tax authorities; other governmental initiatives affecting the financial services industry; changes in accounting principles, policies or guidelines; fluctuations in interest rates; demand for loans in the Company's market area, the future earnings and capital levels of the Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies; competition; and other risks detailed from time to time in documents filed or furnished by the Company with the SEC. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Kent Townsend	Investor Relations
Executive Vice President,	(785) 270-6055
Chief Financial Officer and Treasurer	investorrelations@capfed.com
(785) 231-6360
ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	March 31,	September 30,
	2020	2019
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $5,512 and $198,809)	$118,374	$220,370
Available-for-sale ("AFS") securities, at estimated fair value	1,236,037	1,204,863
Loans receivable, net (ACL of $31,196 and $9,226)	7,476,805	7,416,747
FHLB stock, at cost	101,575	98,456
Premises and equipment, net	98,589	96,784
Income taxes receivable, net	4,255	2
Other assets	335,558	302,796
TOTAL ASSETS	$9,371,193	$9,340,018

LIABILITIES:
Deposits	$5,774,619	$5,581,867
Borrowings	2,115,869	2,239,989
Advance payments by borrowers for taxes and insurance	55,306	65,686
Deferred income tax liabilities, net	10,236	14,282
Accounts payable and accrued expenses	127,370	101,868
Total liabilities	8,083,400	8,003,692

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 141,512,165 and 141,440,030
shares issued and outstanding as of March 31, 2020 and September 30, 2019, respectively	1,415	1,414
Additional paid-in capital	1,211,466	1,210,226
Unearned compensation, ESOP	(33,866)	(34,692)
Retained earnings	130,756	174,277
AOCI, net of tax	(21,978)	(14,899)
Total stockholders' equity	1,287,793	1,336,326
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,371,193	$9,340,018

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended		For the Six Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2020	2019
INTEREST AND DIVIDEND INCOME:
Loans receivable	$69,613	$69,914	$139,527	$142,429
MBS	5,866	6,102	11,968	12,824
FHLB stock	1,714	1,826	3,540	3,802
Investment securities	1,382	1,507	2,889	2,946
Cash and cash equivalents	380	687	1,067	2,457
Total interest and dividend income	78,955	80,036	158,991	164,458

INTEREST EXPENSE:
Deposits	17,804	17,962	35,766	31,821
Borrowings	12,483	13,377	25,860	27,739
Total interest expense	30,287	31,339	61,626	59,560

NET INTEREST INCOME	48,668	48,697	97,365	104,898

PROVISION FOR CREDIT LOSSES	22,075	225	22,300	—
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	26,593	48,472	75,065	104,898

NON-INTEREST INCOME:
Deposit service fees	2,783	3,062	5,845	6,443
Insurance commissions	400	691	1,091	1,167
Other non-interest income	1,488	1,751	3,239	2,815
Total non-interest income	4,671	5,504	10,175	10,425

NON-INTEREST EXPENSE:
Salaries and employee benefits	13,235	13,471	26,706	25,751
Information technology and related expense	4,268	4,141	8,409	8,883
Occupancy, net	3,449	3,207	6,656	6,544
Advertising and promotional	1,359	1,410	2,769	2,150
Regulatory and outside services	1,297	1,343	2,640	2,822
Deposit and loan transaction costs	678	711	1,389	1,201
Office supplies and related expense	592	519	1,111	1,195
Federal insurance premium	—	—	—	1,187
Other non-interest expense	1,286	1,698	2,984	3,190
Total non-interest expense	26,164	26,500	52,664	52,923
INCOME BEFORE INCOME TAX EXPENSE	5,100	27,476	32,576	62,400
INCOME TAX EXPENSE	824	4,965	5,789	13,463
NET INCOME	$4,276	$22,511	$26,787	$48,937

The following is a reconciliation of the basic and diluted earnings per share calculations for the periods indicated.

	For the Three Months Ended		For the Six Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2020	2019
	(Dollars in thousands, except per share amounts)
Net income	$4,276	$22,511	$26,787	$48,937
Income allocated to participating securities	(3)	(19)	(22)	(19)
Net income available to common stockholders	$4,273	$22,492	$26,765	$48,918

Average common shares outstanding	137,926,574	137,897,561	137,911,988	137,571,533
Average committed ESOP shares outstanding	41,753	449	20,988	20,876
Total basic average common shares outstanding	137,968,327	137,898,010	137,932,976	137,592,409

Effect of dilutive stock options	32,007	78,112	55,673	48,717

Total diluted average common shares outstanding	138,000,334	137,976,122	137,988,649	137,641,126

Net earnings per share:
Basic	$0.03	$0.16	$0.19	$0.36
Diluted	$0.03	$0.16	$0.19	$0.36

Antidilutive stock options, excluded from the diluted
average common shares outstanding calculation	382,894	435,750	387,979	529,261

Loan Portfolio

The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentages as of the dates indicated.

	March 31, 2020			December 31, 2019			September 30, 2019
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
One- to four-family:
Originated	$3,944,782	3.68%	52.6%	$3,927,015	3.71%	52.9%	$3,873,851	3.74%	52.2%
Correspondent purchased	2,385,907	3.60	31.8	2,343,750	3.62	31.6	2,349,877	3.64	31.7
Bulk purchased	228,730	2.88	3.1	237,691	2.93	3.2	252,347	2.94	3.4
Construction	35,798	3.61	0.5	38,771	3.82	0.5	36,758	4.00	0.5
Total	6,595,217	3.62	88.0	6,547,227	3.65	88.2	6,512,833	3.68	87.8
Commercial:
Commercial real estate	584,236	4.45	7.8	583,848	4.48	7.9	583,617	4.48	7.9
Commercial and industrial	62,153	4.62	0.8	57,019	4.97	0.8	61,094	5.14	0.8
Construction	126,266	4.40	1.7	107,372	4.68	1.4	123,159	4.81	1.7
Total	772,655	4.45	10.3	748,239	4.54	10.1	767,870	4.58	10.4
Consumer loans:
Home equity	114,571	5.67	1.5	118,491	5.73	1.6	120,587	6.15	1.6
Other	10,837	4.56	0.2	10,877	4.58	0.1	11,183	4.57	0.2
Total	125,408	5.58	1.7	129,368	5.63	1.7	131,770	6.02	1.8
Total loans receivable	7,493,280	3.74	100.0%	7,424,834	3.77	100.0%	7,412,473	3.81	100.0%

Less:
ACL	31,196			9,435			9,226
Discounts/unearned loan fees	29,645			30,323			31,058
Premiums/deferred costs	(44,366)			(44,131)			(44,558)
Total loans receivable, net	$7,476,805			$7,429,207			$7,416,747

Loan Activity: The following tables summarize activity in the loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in ACL, discounts/unearned loan fees, and premiums/deferred costs. Loans that were paid-off as a result of refinances and loans that were sold are included in repayments. Loan endorsements are not included in the activity in the following table because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. During the current year period, the Bank endorsed $170.9 million of one- to four-family loans, reducing the average rate on those loans by 81 basis points. Commercial loan renewals are not included in the activity in the following table unless new funds are disbursed at the time of renewal. As noted earlier, during the initial days of the COVID-19 pandemic, correspondent one- to four-family lending activities were suspended by the Bank but correspondent applications and commitments continue to progress through the approval and funding process.

	For the Three Months Ended
	March 31, 2020		December 31, 2019		September 30, 2019		June 30, 2019
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,424,834	3.77%	$7,412,473	3.81%	$7,501,741	3.83%	$7,564,076	3.82%
Originated and refinanced:
Fixed	172,891	3.44	233,693	3.52	188,753	3.60	121,871	4.09
Adjustable	55,946	4.11	55,126	4.30	59,550	4.37	63,341	4.87
Purchased and participations:
Fixed	125,612	3.46	123,118	3.77	49,161	4.12	29,447	4.65
Adjustable	18,985	2.96	13,801	3.06	12,305	3.55	10,018	3.85
Change in undisbursed loan funds	24,049		(9,743)		12,293		34,742
Repayments	(328,644)		(403,361)		(410,624)		(321,439)
Principal (charge-offs)/recoveries, net	(314)		(16)		(110)		(33)
Other	(79)		(257)		(596)		(282)
Ending balance	$7,493,280	3.74	$7,424,834	3.77	$7,412,473	3.81	$7,501,741	3.83

	For the Six Months Ended
	March 31, 2020		March 31, 2019
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,412,473	3.81%	$7,507,645	3.74%
Originated and refinanced:
Fixed	406,584	3.48	194,710	4.58
Adjustable	111,072	4.20	196,717	4.87
Purchased and participations:
Fixed	248,730	3.61	107,527	4.88
Adjustable	32,786	3.00	53,982	4.70
Change in undisbursed loan funds	14,306		5,185
Repayments	(732,005)		(501,094)
Principal (charge-offs)/recoveries, net	(330)		156
Other	(336)		(752)
Ending balance	$7,493,280	3.74	$7,564,076	3.82

One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average credit score, weighted average loan-to-value ("LTV") ratio, and average balance per loan as of the dates presented. Credit scores are updated at least annually, with the latest update in September 2019, from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

	March 31, 2020					September 30, 2019
		% of	Credit		Average		% of	Credit		Average
	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance
	(Dollars in thousands)
Originated	$3,944,782	60.1%	767	62%	$143	$3,873,851	59.8%	768	62%	$140
Correspondent purchased	2,385,907	36.4	764	65	375	2,349,877	36.3	765	65	371
Bulk purchased	228,730	3.5	763	61	302	252,347	3.9	762	61	304
	$6,559,419	100.0%	766	63	189	$6,476,075	100.0%	767	63	186

The following table presents originated, refinanced, and correspondent purchased activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average LTVs and weighted average credit scores for the periods indicated. Of the loans originated during the current year period, $127.4 million were refinanced from other lenders.

	For the Three Months Ended			For the Six Months Ended
	March 31, 2020			March 31, 2020
			Credit			Credit
	Amount	LTV	Score	Amount	LTV	Score
	(Dollars in thousands)
Originated	$133,513	75%	764	$305,899	75%	766
Refinanced by Bank customers	43,470	68	758	107,993	68	760
Correspondent purchased	144,597	71	766	253,090	71	767
	$321,580	73	764	$666,982	72	765

The following table presents the amount, percent of total, and weighted average rate, by state, of one- to four-family loan originations and correspondent purchases where originations and purchases in the state exceeded five percent of the total amount originated and purchased during the current year period.

	For the Three Months Ended			For the Six Months Ended
	March 31, 2020			March 31, 2020
State	Amount	% of Total	Rate	Amount	% of Total	Rate
	(Dollars in thousands)
Kansas	$153,911	47.8%	3.30%	$361,548	54.2%	3.33%
Missouri	59,433	18.5	3.37	119,514	17.9	3.38
Texas	59,371	18.5	3.29	103,439	15.5	3.32
Other states	48,865	15.2	3.47	82,481	12.4	3.48
	$321,580	100.0%	3.34	$666,982	100.0%	3.35

The following table summarizes our one- to four-family loan origination and refinance commitments and one- to four-family correspondent loan purchase commitments as of March 31, 2020, along with associated weighted average rates. Loan commitments generally have fixed expiration dates or other termination clauses and may require the payment of a rate lock fee. It is expected that some of the loan commitments will expire unfunded, so the amounts reflected in the table below are not necessarily indicative of our future cash needs.

	Fixed-Rate
	15 years	More than	Adjustable-	Total
	or less	15 years	Rate	Amount	Rate
	(Dollars in thousands)
Originate/refinance	$27,472	$49,544	$12,376	$89,392	3.27%
Correspondent	28,065	68,986	15,668	112,719	3.25
	$55,537	$118,530	$28,044	$202,111	3.26

Rate	2.90%	3.50%	2.96%

Commercial Loans: During the current year-to-date period, the Bank originated $67.6 million of commercial loans, entered into commercial real estate loan participations totaling $28.4 million, and processed commercial loan disbursements, excluding lines of credit, of approximately $49 million at a weighted average rate of 4.56%.

The following table presents the Bank's commercial real estate loans and loan commitments by type of primary collateral, as of March 31, 2020. Included in the gross loan amounts in the table, which does not include outstanding commitments, are fixed-rate loans totaling $482.7 million at a weighted average rate of 4.34% and adjustable-rate loans totaling $340.8 million at a weighted average rate of 4.65%. The weighted average rate of fixed-rate loans is lower than that of adjustable-rate loans due primarily to the majority of the fixed-rate loans in the portfolio at March 31, 2020 having shorter terms to maturity. Because the commitments to pay out undisbursed funds are not cancellable by the Bank, unless the loan is in default, we anticipate fully funding the related projects.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Senior housing	$227,102	$45,545	$272,647	$—	$272,647	31.1%
Hotel	117,462	19,137	136,599	43,757	180,356	20.5
Retail building	120,333	21,609	141,942	4,999	146,941	16.7
Multi-family	59,294	15,452	74,746	1,720	76,466	8.7
One- to four-family property	57,434	4,882	62,316	1,652	63,968	7.3
Office building	53,469	1,039	54,508	590	55,098	6.3
Single use building	44,539	4,556	49,095	807	49,902	5.7
Other	30,869	787	31,656	675	32,331	3.7
	$710,502	$113,007	$823,509	$54,200	$877,709	100.0%

Weighted average rate	4.44%	4.65%	4.47%	5.35%	4.52%

The following table summarizes the Bank's commercial real estate loans and loan commitments by state as of March 31, 2020.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Kansas	$285,283	$10,817	$296,100	$2,919	$299,019	34.1%
Missouri	227,267	66,363	293,630	3,401	297,031	33.8
Texas	99,316	27,934	127,250	43,697	170,947	19.5
Nebraska	31,919	1,690	33,609	—	33,609	3.8
Kentucky	25,230	330	25,560	—	25,560	2.9
California	5,941	4,300	10,241	—	10,241	1.2
Other	35,546	1,573	37,119	4,183	41,302	4.7
	$710,502	$113,007	$823,509	$54,200	$877,709	100.0%

The following table presents the Bank's commercial and industrial loans and loan commitments by business purpose, as of March 31, 2020.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Working capital	$17,789	$13,116	$30,905	$2,910	$33,815	41.8%
Equipment	16,943	536	17,479	70	17,549	21.7
Business investment	11,993	80	12,073	125	12,198	15.1
Purchase/lease autos	8,954	95	9,049	—	9,049	11.2
Other	6,474	1,825	8,299	—	8,299	10.2
	$62,153	$15,652	$77,805	$3,105	$80,910	100.0%

The following table presents the Bank's commercial loan portfolio and outstanding loan commitments, categorized by gross loan amount (unpaid principal plus undisbursed amounts) or outstanding loan commitment amount, as of March 31, 2020.

	Count	Amount
	(Dollars in thousands)
Greater than $30 million	3	$121,748
>$15 to $30 million	12	296,150
>$10 to $15 million	4	50,192
>$5 to $10 million	13	83,795
$1 to $5 million	95	214,002
Less than $1 million	1,223	192,732
	1,350	$958,619

The Bank's commercial lending team is working proactively with our commercial customers as the COVID-19 pandemic continues to present challenging operating conditions. As discussed above, through April 22, 2020, we have modified or are in the process of modifying $272.6 million of commercial loans under our COVID-19 loan modification program. We have also processed 338 PPP loans for $33.7 million, for which we expect to receive approximately $1.4 million in fees. Approximately 60% of PPP loans processed are in the following industries: construction, professional/scientific/technical, health care/social assistance, and retail trade. The following table presents the unpaid principal balance of Bank's commercial real estate loans, by type of primary collateral, and commercial and industrial loans, by business purpose, that either have been modified or are in the process of being modified as of April 22, 2020. The information is split by type of modification and presented as a percentage of total modifications, as well as by a percentage of the related unpaid principal balance of the related property type or business purpose category.

	Modification Type				% of
	Interest	Payment		% of	Property Type/
	Only	Deferral	Total	Total	Business Purpose
	(Dollars in thousands)
Commercial real estate
Hotel	$76,249	$19,266	$95,515	35.0%	81.3%
Senior housing	48,104	14,473	62,577	23.0	27.6
Retail building	35,632	3,119	38,751	14.2	32.2
Single use building	30,450	1,442	31,892	11.7	71.6
Office building	16,415	4,375	20,790	7.6	38.9
Multi-family	8,233	—	8,233	3.0	13.9
One- to four-family property	6,499	—	6,499	2.4	11.3
Other	2,969	—	2,969	1.1	9.6
	224,551	42,675	267,226	98.0	37.6
Commercial and industrial
Business investment	2,269	—	2,269	0.8	18.9
Equipment	953	—	953	0.4	5.6
Working capital	927	—	927	0.4	5.2
Purchase/lease autos	587	—	587	0.2	6.6
Other	626	—	626	0.2	9.6
	5,362	—	5,362	2.0	8.6
Total	$229,913	$42,675	$272,588	100.0%	35.3%

Asset Quality
The following tables present loans 30 to 89 days delinquent, non-performing loans, and OREO as of the dates indicated. Of the loans 30 to 89 days delinquent at March 31, 2020, approximately 78% were 59 days or less delinquent. Non-performing loans are loans that are 90 or more days delinquent or in foreclosure, and nonaccrual loans that are less than 90 days delinquent but are required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements and/or internal policies even if the loans are current. Non-performing assets include non-performing loans and OREO. Over the past 12 months, OREO properties acquired in settlement of one- to four-family loans were owned by the Bank, on average, for approximately three months before they were sold.

	Loans Delinquent for 30 to 89 Days at:
	March 31, 2020		December 31, 2019		September 30, 2019		June 30, 2019		March 31, 2019
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	92	$8,360	96	$9,004	90	$7,223	94	$7,749	79	$8,694
Correspondent purchased	13	4,531	13	4,117	9	2,721	14	3,727	13	4,133
Bulk purchased	12	2,914	14	3,307	16	3,581	13	2,249	13	2,722
Commercial	7	1,555	7	1,192	8	826	12	1,699	13	1,361
Consumer	43	628	40	488	42	525	43	630	37	481
	167	$17,988	170	$18,108	165	$14,876	176	$16,054	155	$17,391
30 to 89 days delinquent loans
to total loans receivable, net		0.24%		0.24%		0.20%		0.21%		0.23%

	Non-Performing Loans and OREO at:
	March 31, 2020		December 31, 2019		September 30, 2019		June 30, 2019		March 31, 2019
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	53	$4,517	44	$3,552	44	$3,268	58	$5,069	67	$5,172
Correspondent purchased	4	1,342	4	1,376	4	1,008	2	871	3	918
Bulk purchased	1	630	2	689	6	1,465	7	2,194	10	2,782
Commercial	4	716	—	—	4	170	—	—	—	—
Consumer	17	326	20	340	25	362	25	437	27	567
	79	7,531	70	5,957	83	6,273	92	8,571	107	9,439

Loans 90 or more days delinquent or in foreclosure
as a percentage of total loans		0.10%		0.08%		0.08%		0.11%		0.12%

Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	13	$811	11	$634	16	$1,183	15	$1,057	18	$1,761
Correspondent purchased	1	189	—	—	—	—	—	—	—	—
Bulk purchased	1	134	1	134	1	65	2	374	—	—
Commercial	2	129	6	363	1	7	1	7	2	1,712
Consumer	2	43	—	—	2	35	2	4	3	14
	19	1,306	18	1,131	20	1,290	20	1,442	23	3,487
Total non-performing loans	98	8,837	88	7,088	103	7,563	112	10,013	130	12,926

Non-performing loans as a percentage of total loans		0.12%		0.10%		0.10%		0.13%		0.17%

OREO:
One- to four-family:
Originated(2)	5	$187	8	$414	8	$745	8	$546	5	$549
Bulk purchased	—	—	—	—	—	—	—	—	1	322
Commercial	—	—	—	—	1	600	1	600	1	600
Consumer	—	—	1	98	—	—	—	—	—	—
	5	187	9	512	9	1,345	9	1,146	7	1,471
Total non-performing assets	103	$9,024	97	$7,600	112	$8,908	121	$11,159	137	$14,397

Non-performing assets as a percentage of total assets		0.10%		0.08%		0.10%		0.12%		0.15%

(1)	Includes loans required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements and/or internal policies even if the loans are current.

(2)	Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

The following table presents loans classified as special mention or substandard at the dates presented. The increase in special mention loans at March 31, 2020 compared to March 31, 2019 was due primarily to one $50.0 million commercial participation real estate loan being classified as special mention during the quarter ended June 30, 2019. Management continues to closely monitor the project and surrounding activities. Included in substandard commercial loans at March 31, 2020 and December 31, 2019 were $3.4 million and $3.8 million, respectively, of loans added in the CCB acquisition which have since been renewed and on which the related purchase acquisition adjustments have been accreted; as such, these loans are now included in the Bank's ACL formula analysis model or are individually evaluated for impairment. There were no such loans at March 31, 2019.

	March 31, 2020		December 31, 2019		March 31, 2019
	Special Mention	Substandard	Special Mention	Substandard	Special Mention	Substandard
	(Dollars in thousands)
One- to four-family	$13,678	$26,077	$15,778	$25,376	$11,943	$28,774
Commercial	52,515	4,538	52,809	5,356	5,330	1,712
Consumer	479	659	375	683	125	882
	$66,672	$31,274	$68,962	$31,415	$17,398	$31,368

The following tables present ACL activity and related ratios at the dates and for the periods indicated.

	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
	(Dollars in thousands)
Balance at beginning of period	$9,435	$9,226	$9,036	$8,619	$8,558
Charge-offs:
One- to four-family	(46)	(18)	—	(45)	(10)
Commercial	(325)	(24)	(124)	—	—
Consumer	(4)	(6)	(9)	(16)	(2)
Total charge-offs	(375)	(48)	(133)	(61)	(12)
Recoveries:
One- to four-family	3	—	14	3	19
Commercial	54	27	5	17	25
Consumer	4	5	4	8	29
Total recoveries	61	32	23	28	73
Net (charge-offs) recoveries	(314)	(16)	(110)	(33)	61
Provision for credit losses	22,075	225	300	450	—
Balance at end of period	$31,196	$9,435	$9,226	$9,036	$8,619

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%	—%	—%	—%
Ratio of net charge-offs (recoveries) during the
period to average non-performing assets	3.78	0.19	1.09	0.26	(0.41)
ACL to non-performing loans at end of period	353.02	133.11	121.99	90.24	66.68
ACL to loans receivable at end of period	0.42	0.13	0.12	0.12	0.11
ACL to net charge-offs (annualized)	24.9x	144.5x	21.1x	68.1x	N/M(1)

	For the Six Months Ended
	March 31,
	2020	2019
	(Dollars in thousands)
Balance at beginning of period	$9,226	$8,463
Charge-offs:
One- to four-family	(64)	(56)
Commercial	(349)	—
Consumer	(10)	(12)
Total charge-offs	(423)	(68)
Recoveries:
One- to four-family	3	111
Commercial	81	27
Consumer	9	86
Total recoveries	93	224
Net (charge-offs) recoveries	(330)	156
Provision for credit losses	22,300	—
Balance at end of period	$31,196	$8,619

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%
Ratio of net charge-offs (recoveries) during the
period to average non-performing assets	3.68	(1.14)
ACL to net charge-offs (annualized)	47.3x	N/M(1)

(1)	This ratio is not presented for the time periods noted due to loan recoveries exceeding loan charge-offs during these periods.

The ACL was increased significantly at March 31, 2020 due to deterioration of economic conditions as a result of COVID-19. Management took into consideration the unprecedented increase in layoffs/furloughs as a result of COVID-19 and the industries and employee groups impacted by the layoffs/furloughs when evaluating the level of ACL at March 31, 2020 for one- to four-family loans. Management also considered the Bank's historical ACL to loans receivable percentages and charge-off percentages for originated and correspondent purchased loans and historical unemployment and housing price index trending in comparison to the Bank's historical ACL and charge-off percentages when determining the adequacy of the ACL for those loan categories.
As a result of the very limited historical loan loss experience for our commercial loan portfolio, management considered historical peer ACL to loans receivable percentages and peer charge-off percentages and the economic conditions during those time periods when evaluating the level of ACL at March 31, 2020 for commercial loans. Management also considered the layoffs/furloughs information noted above, along with impacts to certain categories of our commercial loan portfolio related to stay-at-home orders, mandatory closures, social distancing requirements, work-from-home requirements, and populations generally disproportionately impacted by COVID-19 (e.g., senior housing), among others. Additionally, the commercial lending team closely analyzed the Bank's largest commercial relationships in late March 2020. Approximately 83% of all commercial loan balances outstanding at March 31, 2020 were analyzed. There were $162.5 million of commercial loans, or 21% of the unpaid commercial loan balance at March 31, 2020, considered most at risk of short-term operational cash flow issues and/or to have collateral concerns, primarily in the hotel and single use building categories, which were both among the categories with the highest usage of the Bank's COVID-19 loan modification program. The weighted average LTV ratios based on the unpaid principal balance of senior housing, retail building, hotel, office building, and single use building loans were 68%, 76%, 58%, 80%, and 68%, respectively, at March 31, 2020. We also considered the largest credits in these loan categories. The evaluation of most of our commercial and industrial loans concluded that many of these loans are to businesses that are deemed essential, which we believe reduces the risk of loss on these loans at this time. Management was not aware of any construction delays or other issues that would significantly delay or impact funding of the commercial construction loans at March 31, 2020. After reviewing the economic information noted above, management established a COVID-19 qualitative factor at March 31, 2020. The COVID-19 qualitative factor was developed by analyzing historical peer ACL to loans receivable percentages and peer charge-off percentages.
Programs under the CARES Act were not sufficiently in effect at March 31, 2020 to provide relief to borrowers and the extent of the relief to borrowers related to the CARES Act programs is not yet known. Management believes the ACL at March 31, 2020 was adequate to absorb inherent losses in the loan portfolio at that point in time based on the known facts and circumstances of the economic environment at March 31, 2020. Management will continue to closely monitor economic conditions and will work with borrowers as necessary to assist them through this challenging economic climate. If economic conditions continue to worsen and/or the CARES Act programs and future government programs, if any, do not provide adequate relief to borrowers, it is possible the Bank's ACL will need to increase in future periods.

The distribution of our ACL at the dates indicated is summarized below.

	At
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
	(Dollars in thousands)
One- to four-family:
Originated	$6,420	$2,027	$1,982	$2,019	$2,157
Correspondent purchased	3,355	1,200	1,203	1,275	1,392
Bulk purchased	557	612	687	742	802
Construction	47	20	18	17	16
Total	10,379	3,859	3,890	4,053	4,367
Commercial:
Commercial real estate	14,672	3,608	3,448	3,394	2,783
Commercial and industrial	1,489	710	472	256	224
Construction	4,167	1,100	1,251	1,182	1,081
Total	20,328	5,418	5,171	4,832	4,088
Consumer	489	158	165	151	164
Total	$31,196	$9,435	$9,226	$9,036	$8,619

The ratio of ACL to loans receivable, by loan type, at the dates indicated is summarized below.

	At
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
One- to four-family:
Originated	0.16%	0.05%	0.05%	0.05%	0.05%
Correspondent purchased	0.14	0.05	0.05	0.05	0.06
Bulk purchased	0.24	0.26	0.27	0.28	0.29
Construction	0.13	0.05	0.05	0.05	0.05
Total	0.16	0.06	0.06	0.06	0.07
Commercial:
Commercial real estate	2.51	0.62	0.59	0.55	0.51
Commercial and industrial	2.40	1.25	0.77	0.38	0.30
Construction	3.30	1.02	1.02	1.00	0.99
Total	2.63	0.72	0.67	0.61	0.56
Consumer	0.39	0.12	0.13	0.11	0.12
Total	0.42	0.13	0.12	0.12	0.11

Accounting Standards Update ("ASU") 2016-13, Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments, replaces the current incurred loss impairment methodology in GAAP. The new impairment methodology requires an entity to measure, at each reporting date, the expected credit losses of financial assets not measured at fair value, such as loans and loan commitments, over their contractual lives. This ASU is effective for the Company on October 1, 2020. The Company is working with a third-party vendor solution to implement the new impairment methodology. While we are currently unable to reasonably estimate the impact of adopting this ASU, we expect the impact of adoption will be influenced by the composition of our loan and securities portfolios as well as the economic conditions and forecasts at the time of adoption.

Securities Portfolio

The following table presents the distribution of our securities portfolio, at amortized cost, at the dates indicated. Overall, fixed-rate securities comprised 79% of our securities portfolio at March 31, 2020. The weighted average life ("WAL") is the estimated remaining maturity (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	March 31, 2020			December 31, 2019			September 30, 2019
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Fixed-rate securities:
MBS	$690,220	2.33%	3.1	$648,663	2.40%	2.8	$625,840	2.46%	2.9
U.S. government-sponsored enterprise debentures	250,080	1.88	0.3	274,994	2.03	0.8	249,828	2.15	0.7
Municipal bonds	11,887	1.66	0.9	17,050	1.60	0.9	18,371	1.63	1.0
Total fixed-rate securities	952,187	2.20	2.3	940,707	2.28	2.2	894,039	2.35	2.3

Adjustable-rate securities:
MBS	257,329	2.97	4.9	276,069	3.09	4.3	297,416	3.10	4.7
Total securities portfolio	$1,209,516	2.36	2.9	$1,216,776	2.46	2.7	$1,191,455	2.54	2.9

MBS: The following tables summarize the activity in our portfolio of MBS for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The weighted average yields for the beginning balances are as of the last day of the period previous to the period presented and the weighted average yields for the ending balances are as of the last day of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio as of the dates presented. The beginning and ending WAL is the estimated remaining principal repayment term (in years) after three-month historical prepayment speeds have been applied.

	For the Three Months Ended
	March 31, 2020			December 31, 2019			September 30, 2019			June 30, 2019
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$937,317	2.61%	3.3	$936,487	2.67%	3.5	$979,256	2.68%	3.4	$985,294	2.67%	3.7
Maturities and repayments	(65,767)			(72,635)			(70,865)			(74,335)
Net amortization of (premiums)/discounts	(279)			(248)			(270)			(375)
Purchases:
Fixed	88,863	1.80	4.5	74,359	2.05	3.8	25,214	1.93	3.2	23,620	2.74	3.8
Adjustable	—	—	—	—	—	—	—	—	—	40,362	2.79	4.5
Valuation transferred from held-to-maturity ("HTM") to AFS	—			—			3,039			—
Change in valuation on AFS securities	13,184			(646)			113			4,690
Ending balance - carrying value	$973,318	2.50	3.6	$937,317	2.61	3.3	$936,487	2.67	3.5	$979,256	2.68	3.4

	For the Six Months Ended
	March 31, 2020			March 31, 2019
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$936,487	2.67%	3.5	$1,036,990	2.57%	3.4
Maturities and repayments	(138,402)			(129,916)
Net amortization of (premiums)/discounts	(527)			(659)
Purchases:
Fixed	163,222	1.91	4.2	28,921	2.89	5.1
Adjustable	—	—	—	43,776	2.69	4.3
Change in valuation on AFS securities	12,538			6,182
Ending balance - carrying value	$973,318	2.50	3.6	$985,294	2.67	3.7

Investment Securities: The following tables summarize the activity of investment securities for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The weighted average yields for the beginning balances are as of the last day of the period previous to the period presented and the weighted average yields for the ending balances are as of the last day of the period presented. The beginning and ending WALs represent the estimated remaining principal repayment terms (in years) of the securities after projected call dates have been considered, based upon market rates at each date presented.

	For the Three Months Ended
	March 31, 2020			December 31, 2019			September 30, 2019			June 30, 2019
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$292,270	2.00%	0.8	$268,376	2.11%	0.8	$273,995	2.30%	1.0	$288,894	2.38%	1.0
Maturities, calls and sales	(80,125)			(51,175)			(80,690)			(65,781)
Net amortization of (premiums)/discounts	(49)			20			(13)			153
Purchases:
Fixed	50,097	1.42	0.4	75,000	1.90	1.7	75,000	2.02	1.1	50,000	2.60	1.0
Valuation transferred from HTM to AFS	—			—			47			—
Change in valuation on AFS securities	526			49			37			729
Ending balance - carrying value	$262,719	1.87	0.3	$292,270	2.00	0.8	$268,376	2.11	0.8	$273,995	2.30	1.0

	For the Six Months Ended
	March 31, 2020			March 31, 2019
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$268,376	2.11%	0.8	$289,942	2.05%	2.2
Maturities, calls and sales	(131,300)			(103,300)
Net amortization of (premiums)/discounts	(29)			(78)
Purchases:
Fixed	125,097	1.71	1.2	99,809	2.67	0.7
Change in valuation on AFS securities	575			2,521
Ending balance - carrying value	$262,719	1.87	0.3	$288,894	2.38	1.0

Deposit Portfolio

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented. The increase in retail/business certificates of deposit at March 31, 2020 compared to December 31, 2019 was due primarily to the President's Day certificate of deposit campaign in February 2020. As of April 22, 2020, the Bank has processed $85.7 million of deposits related to some form of Economic Impact Payments from the U.S. government to individuals as authorized by the CARES Act, and deposits from PPP loans.

	March 31, 2020			December 31, 2019			September 30, 2019
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-interest-bearing checking	$385,092	—%	6.7%	$368,311	—%	6.6%	$357,284	—%	6.4%
Interest-bearing checking	761,589	0.10	13.2	745,436	0.08	13.3	717,121	0.09	12.8
Savings	377,212	0.08	6.5	358,817	0.09	6.4	321,494	0.05	5.8
Money market	1,208,370	0.62	20.9	1,192,972	0.69	21.4	1,198,343	0.70	21.5
Retail/business certificates of deposit	2,765,142	2.11	47.9	2,656,379	2.11	47.6	2,692,770	2.08	48.2
Public unit certificates of deposit	277,214	1.87	4.8	263,936	2.14	4.7	294,855	2.29	5.3
	$5,774,619	1.25	100.0%	$5,585,851	1.27	100.0%	$5,581,867	1.29	100.0%

The following table presents scheduled maturity information for our certificates of deposit, including public unit certificates of deposit, along with associated weighted average rates, as of March 31, 2020.

	Amount Due
		More than	More than
	1 year	1 year to	2 years to 3	More than	Total
Rate range	or less	2 years	years	3 years	Amount	Rate
	(Dollars in thousands)
0.00 – 0.99%	$24,636	$3,040	$9	$—	$27,685	0.62%
1.00 – 1.99%	815,587	390,098	164,390	52,050	1,422,125	1.79
2.00 – 2.99%	641,838	282,295	436,272	231,894	1,592,299	2.38
3.00 – 3.99%	—	—	247	—	247	3.00
	$1,482,061	$675,433	$600,918	$283,944	$3,042,356	2.09

Percent of total	48.7%	22.2%	19.8%	9.3%
Weighted average rate	1.99	2.03	2.28	2.36
Weighted average maturity (in years)	0.4	1.5	2.5	3.8	1.4
Weighted average maturity for the retail/business certificate of deposit portfolio (in years)					1.5

Borrowings

The following table presents the maturity of term borrowings which includes FHLB advances, at par, and repurchase agreements, along with associated weighted average contractual and effective rates as of March 31, 2020.

	Term Borrowings Amount
Maturity by		Interest rate	Contractual	Effective
Fiscal Year	Fixed-rate	swaps(1)	Rate	Rate(2)
	(Dollars in thousands)
2020	$300,000	$440,000	1.85	2.46
2021	200,000	200,000	1.91	2.28
2022	200,000	—	2.23	2.23
2023	300,000	—	1.70	1.81
2024	100,000	—	3.39	3.39
2025	250,000	—	1.82	1.94
2026	100,000	—	1.28	1.60
	$1,450,000	$640,000	1.92	2.25

(1)
Represents adjustable-rate FHLB advances for which the Bank has entered into interest rate swaps with a notional amount of $640.0 million to hedge the variability in cash flows associated with the advances. These advances are presented based on their contractual maturity dates and will be renewed periodically until the maturity or termination of the interest rate swaps. The expected WAL of the interest rate swaps was 4.0 years at March 31, 2020.

(2)	The effective rate includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

As of March 31, 2020, the Bank did not have a balance outstanding on its FHLB line of credit. The average outstanding balance of FHLB line of credit borrowings during the current year period was $91.7 million at an average rate of 1.85%, and during the current quarter was $82.4 million at an average rate of 1.74%. During the current quarter, the Bank began utilizing its FRB of Kansas City line of credit rather than the FHLB line of credit, as the rate at the FRB of Kansas City was lower. At March 31, 2020, the Bank had an outstanding balance of $30.0 million on its FRB of Kansas City line of credit. The average outstanding balance of the FRB of Kansas City line of credit borrowing during the current quarter was $5.5 million at an average rate of 0.23%.

The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail/business and public unit amounts, and term borrowings for the next four quarters as of March 31, 2020.

	Retail/ Business		Public Unit		Term
Maturity by	Certificate	Repricing	Certificate	Repricing	Borrowings	Repricing		Repricing
Quarter End	Amount	Rate	Amount	Rate	Amount	Rate	Total	Rate
	(Dollars in thousands)
June 30, 2020	$429,387	2.07%	$139,526	1.76%	$200,000	2.35%	$768,913	2.08%
September 30, 2020	277,166	2.03	47,228	2.10	540,000	2.50	864,394	2.33
December 31, 2020	275,542	1.94	29,261	1.68	250,000	2.47	554,803	2.17
March 31, 2021	263,142	2.00	20,809	2.04	150,000	1.97	433,951	1.99
	$1,245,237	2.02	$236,824	1.84	$1,140,000	2.40	$2,622,061	2.17

The following tables present borrowing activity for the periods shown. The borrowings presented in the table have original contractual terms of one year or longer or are tied to interest rate swaps with original contractual terms of one year or longer. FHLB advances are presented at par. The effective rate is shown as a weighted average and includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity at each date presented. For new borrowings, the WAMs presented are as of the date of issue. During the current quarter, the Bank prepaid fixed-rate FHLB advances scheduled to mature within the next year totaling $350.0 million with a weighted average rate of 2.42%, and replaced these advances with $350.0 million of fixed-rate FHLB advances with a weighted average term of 4.7 years and a weighted average effective rate of 1.70%, which includes the impact of deferred prepayment penalties being recognized over the life of the new advances. This activity is reflected in the table below.

	For the Three Months Ended
	March 31, 2020			December 31, 2019			September 30, 2019			June 30, 2019
		Effective			Effective			Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,090,000	2.37%	2.6	$2,140,000	2.38%	2.6	$2,140,000	2.35%	2.6	$2,240,000	2.29%	2.8
Maturities and prepayments:
FHLB advances	(415,000)	2.45		(350,000)	2.40		(375,000)	2.38		(200,000)	2.11
New FHLB borrowings:
Fixed-rate	350,000	1.70	4.7	100,000	1.96	5.0	100,000	2.14	4.0	—	—	—
Interest rate swaps(1)	65,000	2.61	4.0	200,000	2.57	2.5	275,000	2.70	4.5	100,000	3.09	9.0
Ending balance	$2,090,000	2.25	3.0	$2,090,000	2.37	2.6	$2,140,000	2.38	2.6	$2,140,000	2.35	2.6

	For the Six Months Ended
	March 31, 2020			March 31, 2019
		Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,140,000	2.38%	2.6	$2,185,052	2.17%	2.9
Maturities and prepayments:
FHLB advances	(765,000)	2.43		(300,000)	1.73
CCB acquisition - junior subordinated debentures assumed (redeemed)	—	—	—	(10,052)	8.76	12.3
New FHLB borrowings:
Fixed-rate	450,000	1.76	4.8	100,000	3.39	5.0
Interest rate swaps(1)	265,000	2.58	2.9	265,000	2.49	3.9
Ending balance	$2,090,000	2.25	3.0	$2,240,000	2.29	2.8

(1)
Represents adjustable-rate FHLB advances for which the Bank has entered into interest rate swaps to hedge the variability in cash flows associated with the advances. The effective rate and WAM presented include the effect of the interest rate swaps.

Average Rates and Lives

At March 31, 2020, the Bank's gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice within one year was $508.6 million, or 5.43% of total assets, compared to $251.9 million, or 2.73% of total assets, at December 31, 2019. The increase in the one-year gap amount was due primarily to lower interest rates as of March 31, 2020, compared to December 31, 2019. As interest rates decrease, borrowers have more economic incentive to refinance their mortgages and agency debt issuers have more economic incentive or opportunity to exercise their call options in order to issue new debt at lower interest rates, resulting in lower projected cash flows on these assets.

The majority of interest-earning assets anticipated to reprice in the coming year are repayments and prepayments on one- to four-family loans and MBS, both of which include the option to prepay without a fee being paid by the contract holder. The amount of interest-bearing liabilities expected to reprice in a given period is not typically impacted significantly by changes in interest rates, but did increase this quarter, as previously discussed, because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. If interest rates were to increase 200 basis points, as of March 31, 2020, the Bank's one-year gap is projected to be $(312.8) million, or (3.34)% of total assets. The decrease in the gap compared to when there is no change in rates is due to lower anticipated cash flows in the higher rate environment. This compares to a one-year gap of $(523.0) million, or (5.66)% of total assets, if interest rates were to have increased 200 basis points as of December 31, 2019.

During the current quarter, loan repayments totaled $328.6 million and cash flows from the securities portfolio totaled $145.9 million. The majority of these cash flows were reinvested into new loans and securities at current market interest rates. Total cash flows from term liabilities that matured and repriced into current market interest rates during the current quarter were $439.7 million, including $65.0 million in FHLB borrowings. These offsetting cash flows allow the Bank to manage its interest rate risk and gap position more precisely than if the Bank did not have offsetting cash flows due to its mix of assets or maturity structure of liabilities.

The Bank primarily uses long-term fixed-rate borrowings with no embedded options to lengthen the average life of the Bank's liabilities. The fixed-rate characteristics of these borrowings lock-in the cost until maturity and thus decrease the amount of liabilities repricing as interest rates move higher compared to funding with lower-cost short-term borrowings. These borrowings are laddered in order to prevent large amounts of liabilities repricing in any one period. The WAL of the Bank's term borrowings as of March 31, 2020 was 1.9 years. However, including the impact of interest rate swaps related to $640.0 million of adjustable-rate FHLB advances, the WAL of the Bank's term borrowings as of March 31, 2020 was 3.0 years. The interest rate swaps effectively convert the adjustable-rate borrowings into long-term, fixed-rate liabilities. It is anticipated that the Bank will renew the upcoming advances to lower costing term advances, or not renew them based upon our assessment of lending opportunities and our liquidity position at that time.

The Bank uses the securities portfolio to shorten the average life of the Bank's assets. Security purchases over the past few years have primarily been focused on callable agency debentures with maturities no longer than five years, shorter duration MBS, and adjustable-rate MBS. These securities have a shorter average life and provide a steady source of cash flow that can be reinvested in higher-yielding assets as interest rates rise.

In addition to these wholesale strategies, the Bank has sought to increase non-maturity deposits. Non-maturity deposits are expected to reduce the risk of higher interest rates because their interest rates are not expected to increase significantly as market interest rates rise. Specifically, checking accounts and savings accounts have had minimal interest rate fluctuations throughout historical interest rate cycles, though no assurance can be given that this will be the case in future interest rate cycles. The balances and rates of these accounts have historically tended to remain very stable over time, giving them the characteristic of long-term liabilities. The Bank uses historical data pertaining to these accounts to estimate their future balances. Additionally, as we expand the commercial banking business, we expect to have the ability to obtain lower-costing commercial deposits, which could be used to reduce the cost of funds by replacing FHLB borrowings and wholesale deposits.

With the significant decrease in interest rates during the current quarter, the Bank has decreased the rates on certificates of deposit and money market accounts at a pace with competitors in its market areas. The Bank will continue to lower rates as market conditions allow.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of March 31, 2020. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The WAL presented for term borrowings includes the effect of interest rate swaps. The maturity and repricing terms presented for one- to four-family loans represent the contractual terms of the loan.

	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Investment securities	$262,719	1.87%	0.3	21.3%	2.9%
MBS - fixed	713,154	2.33	3.1	57.7	8.0
MBS - adjustable	260,164	2.97	2.4	21.0	2.9
Total securities	1,236,037	2.36	2.3	100.0%	13.8
Loans receivable:
Fixed-rate one- to four-family:
<= 15 years	1,061,681	3.09	3.4	14.2%	11.9
> 15 years	4,515,742	3.82	4.8	60.3	50.5
Fixed-rate commercial	441,343	4.45	3.1	5.9	4.9
All other fixed-rate loans	49,676	4.81	3.3	0.7	0.6
Total fixed-rate loans	6,068,442	3.75	4.4	81.1	67.9
Adjustable-rate one- to four-family:
<= 36 months	205,019	2.55	2.8	2.7	2.3
> 36 months	776,977	3.27	2.1	10.4	8.7
Adjustable-rate commercial	331,312	4.84	7.1	4.4	3.7
All other adjustable-rate loans	111,530	5.30	1.6	1.4	1.2
Total adjustable-rate loans	1,424,838	3.69	3.3	18.9	15.9
Total loans receivable	7,493,280	3.74	4.2	100.0%	83.8
FHLB stock	101,575	6.72	2.0		1.1
Cash and cash equivalents	118,374	—	—		1.3
Total interest-earning assets	$8,949,266	3.53	3.9		100.0%

Non-maturity deposits	$2,732,263	0.31	15.3	47.3%	34.6%
Retail/business certificates of deposit	2,765,142	2.11	1.5	47.9	35.0
Public unit certificates of deposit	277,214	1.87	0.5	4.8	3.5
Total deposits	5,774,619	1.25	7.9	100.0%	73.1
Term borrowings	2,090,000	2.25	3.0	98.6%	26.5
Line of credit borrowings	30,000	0.25	—	1.4	0.4
Total borrowings	2,120,000	2.22	3.0	100.0%	26.9
Total interest-bearing liabilities	$7,894,619	1.51	6.6		100.0%

Average Balance Sheets

The following table presents the average balances of our assets, liabilities, and stockholders' equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated, as well as selected performance ratios and other information for the periods shown. Weighted average yields are derived by dividing annualized income by the average balance of the related assets, and weighted average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	For the Six Months Ended
	March 31, 2020			March 31, 2019
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
One- to four-family loans	$6,568,525	$117,199	3.57%	$6,770,175	$122,309	3.61%
Commercial loans	762,799	18,652	4.81	634,229	15,787	4.92
Consumer loans	128,491	3,676	5.72	138,369	4,333	6.28
Total loans receivable(1)	7,459,815	139,527	3.73	7,542,773	142,429	3.77
MBS(2)	926,969	11,968	2.58	984,033	12,824	2.61
Investment securities(2)(3)	282,759	2,889	2.04	277,292	2,946	2.13
FHLB stock	99,128	3,540	7.14	104,023	3,802	7.33
Cash and cash equivalents(4)	133,908	1,067	1.57	215,660	2,457	2.25
Total interest-earning assets(1)(2)	8,902,579	158,991	3.56	9,123,781	164,458	3.60
Other non-interest-earning assets	441,199			368,864
Total assets	$9,343,778			$9,492,645

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$1,096,466	351	0.06	$1,063,346	294	0.06
Savings	361,592	153	0.08	357,243	113	0.06
Money market	1,190,938	4,044	0.68	1,260,999	4,441	0.71
Retail/business certificates	2,686,028	28,215	2.10	2,495,475	22,947	1.84
Wholesale certificates	286,328	3,003	2.10	392,693	4,026	2.06
Total deposits	5,621,352	35,766	1.27	5,569,756	31,821	1.15
Borrowings(5)	2,204,903	25,860	2.33	2,411,905	27,739	2.29
Total interest-bearing liabilities	7,826,255	61,626	1.57	7,981,661	59,560	1.49
Other non-interest-bearing liabilities	194,698			142,060
Stockholders' equity	1,322,825			1,368,924
Total liabilities and stockholders' equity	$9,343,778			$9,492,645

Net interest income(6)		$97,365			$104,898
Net interest rate spread(7)(8)			1.99			2.11
Net interest-earning assets	$1,076,324			$1,142,120
Net interest margin(8)(9)			2.19			2.30
Ratio of interest-earning assets to interest-bearing liabilities			1.14x			1.14x

Selected performance ratios:
Return on average assets (annualized)(8)			0.57%			1.03%
Return on average equity (annualized)(8)			4.05			7.15
Average equity to average assets			14.16			14.42
Operating expense ratio(10)			1.13			1.12
Efficiency ratio(8)(11)			48.97			45.89
Pre-tax yield on leverage strategy(12)			—			0.03

	For the Three Months Ended
	March 31, 2020			December 31, 2019
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
One- to four-family loans	$6,594,029	$58,838	3.57%	$6,543,298	$58,361	3.57%
Commercial loans	759,328	8,994	4.69	766,232	9,657	4.94
Consumer loans	126,710	1,781	5.65	130,253	1,896	5.77
Total loans receivable(1)	7,480,067	69,613	3.72	7,439,783	69,914	3.75
MBS(2)	920,419	5,866	2.55	933,448	6,102	2.61
Investment securities(2)(3)	280,911	1,382	1.97	284,587	1,507	2.12
FHLB stock	99,879	1,714	6.90	98,384	1,826	7.36
Cash and cash equivalents(4)	105,381	380	1.43	162,126	687	1.66
Total interest-earning assets(1)(2)	8,886,657	78,955	3.55	8,918,328	80,036	3.58
Other non-interest-earning assets	454,687			427,858
Total assets	$9,341,344			$9,346,186

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$1,107,232	181	0.07	$1,085,818	170	0.06
Savings	365,554	74	0.08	357,674	79	0.09
Money market	1,208,521	1,981	0.66	1,173,545	2,063	0.70
Retail/business certificates	2,691,029	14,103	2.11	2,681,081	14,111	2.09
Wholesale certificates	296,828	1,465	1.98	275,941	1,539	2.21
Total deposits	5,669,164	17,804	1.26	5,574,059	17,962	1.28
Borrowings(5)	2,176,166	12,483	2.29	2,233,327	13,377	2.36
Total interest-bearing liabilities	7,845,330	30,287	1.55	7,807,386	31,339	1.59
Other non-interest-bearing liabilities	183,018			206,253
Stockholders' equity	1,312,996			1,332,547
Total liabilities and stockholders' equity	$9,341,344			$9,346,186

Net interest income(6)		$48,668			$48,697
Net interest rate spread(7)(8)			2.00			1.99
Net interest-earning assets	$1,041,327			$1,110,942
Net interest margin(8)(9)			2.19			2.18
Ratio of interest-earning assets to interest-bearing liabilities			1.13x			1.14x

Selected performance ratios:
Return on average assets (annualized)(8)			0.18%			0.96%
Return on average equity (annualized)(8)			1.30			6.76
Average equity to average assets			14.06			14.26
Operating expense ratio(10)			1.12			1.13
Efficiency ratio(8)(11)			49.05			48.89
Pre-tax yield on leverage strategy(12)			—			—

(1)	Balances are adjusted for unearned loan fees and deferred costs. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.

(2)	AFS securities are adjusted for unamortized purchase premiums or discounts.

(3)
The average balance of investment securities includes an average balance of nontaxable securities of $16.1 million and $22.8 million for the six months ended March 31, 2020 and March 31, 2019, respectively, and $15.0 million and $17.3 million for the quarters ended March 31, 2020 and December 31, 2019, respectively.

(4)
There were no cash and cash equivalents related to the leverage strategy during the six months ended March 31, 2020. The average balance of cash and cash equivalents includes an average balance of cash related to the leverage strategy of $110.2 million for the six months ended March 31, 2019.

(5)
There were no borrowings related to the leverage strategy during the six months ended March 31, 2020. Included in this line item, for the six months ended March 31, 2019, are FHLB borrowings related to the leverage strategy with an average outstanding balance of $115.4 million and interest paid of $1.4 million, at a weighted average rate of 2.36%, and borrowings not related to the leverage strategy with an average outstanding balance of $2.30 billion and interest paid of $26.4 million, at a weighted average rate of 2.29%. The FHLB advance amounts and rates included in this line include the effect of interest rate swaps and are net of deferred prepayment penalties.

(6)
Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the average balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

(7)	Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(8)
The table below provides a reconciliation between certain performance ratios presented in accordance with GAAP and the performance ratios excluding the effects of the leverage strategy, which are not presented in accordance with GAAP. Management believes it is important for comparability purposes to provide the performance ratios without the leverage strategy because of the unique nature of the leverage strategy. The leverage strategy reduces some of our performance ratios due to the small amount of earnings associated with the transaction in comparison to the size of the transaction, while increasing our net income.

	For the Six Months Ended
	March 31, 2020			March 31, 2019
	Actual	Leverage	Adjusted	Actual	Leverage	Adjusted
	(GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)
Return on average assets (annualized)	0.57%	—%	0.57%	1.03%	(0.01)%	1.04%
Return on average equity (annualized)	4.05	—	4.05	7.15	—	7.15
Net interest margin	2.19	—	2.19	2.30	(0.03)	2.33
Net interest rate spread	1.99	—	1.99	2.11	(0.03)	2.14
Efficiency Ratio	48.97	—	48.97	45.89	—	45.89

(9)	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

(10)	The operating expense ratio represents annualized non-interest expense as a percentage of average assets.

(11)	The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income.

(12)	The pre-tax yield on the leverage strategy represents annualized pre-tax income resulting from the transaction as a percentage of the average interest-earning assets associated with the transaction.